CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Columbia Municipal Money Market Fund (formerly, Liberty Municipal Money Market Fund) (one of the portfolios consitituting Columbia Funds Trust IV (formerly, Liberty Funds Trust IV)) in the Columbia Municipal Money Market Fund Class A, B and C Shares Prospectus and Columbia Municipal Money Market Fund Class Z Shares Prospectus and in the Introduction and under the caption "Independent Auditors of the Funds" in the Columbia Funds Trust IV Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 67 to the Registration Statement (Form N-1A, No. 2-62492) of our report dated August 19, 2003 on the financial statements and financial highlights of Columbia Municipal Money Market Fund included in the Annual Report dated June 30, 2003.





/s/
Boston, Massachusetts
October 27, 2003